Exhibit 99.1

Conference call:	Today, November 9, 2011 at 4:30 P.M. EST
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231 2904 or (415) 226 5356

Security Software Provider Wave Systems

Q3 Net Revenues Rose 42% to a Record $9.5M

Lee, MA—November 9, 2011—Wave Systems Corp. (NASDAQ: WAVX), a leading provider of trusted computing software, today reported financial results for its third quarter (Q3) and nine months ended September 30, 2011. Wave’s results for the 2011 periods include the results of operations of Safend Ltd. for the last eight days of the quarter. Safend is an award-winning endpoint data loss protection solutions provider acquired by Wave for stock and cash on September 22, 2011.

Wave’s Q3 ‘11 total net revenues rose 42% to $9.5 million compared with $6.7 million in Q3 ‘10 and rose 18% over Q2 ‘11 total net revenues of $8.1 million. The higher total net revenue was primarily the result of a $2.3 million increase in enterprise server software licensing revenues over Q3 ‘10, reflecting the recognition of revenue from large enterprise contracts with BASF and a major global automaker, as well as a $0.5 million increase in revenue from new enterprise server upgrades. Net revenues in Q3 ‘11 included $274,000 in services revenue from a government services contract compared to Q3 ‘10 services revenue of $195,000. No services revenue was earned during Q2 ‘11. Wave’s Q3 ‘11 results also include $156,000 of license revenues from Safend’s operations for the last eight days in the quarter.

Wave’s licensing net revenues grew 42.5% in Q3 ‘11 versus Q3 ‘10 and increased 14.4% over Q2 ‘11. Q3 ‘11 licensing net revenues included $786,000 of enterprise server license revenue from “small” enterprise orders fulfilled during the quarter. Wave recognizes “large” enterprise orders (5,000 or more licenses) as earned revenue ratably over the arrangement’s maintenance term which is typically twelve months.

Total billings were $6.4 million in Q3 ‘11, versus $6.2 million in Q3 ‘10, and below Q2 ‘11 total billings of $9.4 million, which included a $3.5 million enterprise order from BASF SE. Q3 ‘11 total billings included a partial months billings from Safend amounting to $143,000. Total net revenues are reconciled to total billings below.

Wave continues to make substantial investments in both sales and marketing and R&D initiatives, as it views expanding the Company’s global footprint and brand awareness and extending its range of software solutions and capabilities as critical components in growing the business. In aggregate, SG&A and R&D expenses rose by $1.1 million or 11% over Q2 ‘11 levels and by $3.5 million or 48% over Q3 ‘10. Of Wave’s total Q3 ‘11 SG&A and R&D costs, $199,000 is attributed to eight days of Safend operations, and $405,000 relates to non-recurring legal and other costs for the Safend acquisition. Wave has steadily increased its investment over the past four quarters to expand its sales, marketing and engineering teams and resources. The Board believes such investments are integral to nurture OEM relationships, to build product and brand awareness, to expand direct-sales activity on a global basis, and to develop new products and features that address the security needs of the growing array of mobile devices used by enterprises.

With the expansion of its personnel base, Wave’s non-cash stock-based compensation expense has nearly doubled to $1.4 million in Q3 ‘11 as compared to Q3 ‘10 and in line with the level in Q2 ‘11. Stock-based compensation remains an important component of Wave’s employee recruitment and retention strategy.

Wave recorded a Q3 ‘11 net loss of $1.8 million, or $0.02 per basic and diluted share.  Q2 ‘11 also resulted in a net loss of $1.8 million, or $0.02 per basic and diluted share.  Wave’s year ago Q3 net loss was $1.2 million, or $0.01 per basic and diluted share. Per-share figures are based on a weighted average number of basic shares outstanding during Q3 ‘11 and Q3 ‘10 of 83.7 million and 80.9 million, respectively, and 82.9 million in Q2 ‘11.

Wave recorded negative EBITDAS of $0.3 million in Q3 ‘11, roughly in line with Q3 ‘10 and Q2 ‘11 levels. Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense, in order to highlight its operational performance on a cash-flow basis.  A reconciliation of net loss to EBITDAS is presented below.

With the purchase of Safend, Wave’s consolidated balance sheet now includes $3.8 million of goodwill and $8.8 million in newly acquired amortizable intangible assets, an increase from $1.0 million at year-end 2010. As a result, Wave’s income statement is expected to reflect non-cash amortization expense of approximately $1.3 million per year or $338,000 on a quarterly basis going forward. Net of $1.1 million in cash paid in connection with the Safend acquisition, Wave’s cash and cash equivalents were $6.9 million compared to $10.9 million at June 30, 2011 and $3.6 million at December 31, 2010. As of September 30, 2011, Wave’s total current assets were $12.9 million and total current liabilities — including the current portion of deferred revenue of $5.8 million — were $11.6 million.

Wave CEO Steven Sprague, commented, “Beyond solid execution in the business and another quarter of record revenues, Wave made significant progress during Q3 in expanding the scope of its operations in the U.S. and abroad. Of particular significance, late in Q3 Wave completed the acquisition of data loss protection provider, Safend. The transaction provides Wave with a wealth of complementary products and features, a broad customer base, a talented team and new distribution channels. With first half 2011 revenues of $2.9 million and a $1.9 million net loss, we believe Safend has the scale and industry recognition to make meaningful contributions to Wave’s growth. We also see medium-term opportunities for marketing synergies and operational efficiencies to drive improved bottom line contributions from the combined companies.

“Wave also expanded in Europe, the Middle East and Africa (EMEA), recruiting experienced industry personnel such as respected IT security veteran Joseph Souren as VP and General Manager for EMEA. The expanded presence of an in-market team puts Wave in a stronger position to develop and pursue customer opportunities in these regions, particularly Europe.

“Cyber-security threats continue without pause, with regular reports of new data, network and identification breaches causing disruption, embarrassment, financial damages, liability and lost revenue,” Sprague added. “This made it particularly gratifying to see the NSA’s Trusted Computing Conference in late September so well attended and successful in its mission to educate public and private sector IT professionals on trusted computing solutions and how they are being successfully implemented.

“Wave has been an early leader in building solutions to address these issues, and with each passing day we gain further confidence in our strategy. Accordingly, we believe it is important that we continue to make significant investments in our business and product development strategy.”

Summary of Recent Progress/Developments:

•                  Wave Enters Global Distribution Agreement With Ingram Micro, the world’s largest distributor of information technology (IT) solutions. Effective November 1, 2011 Wave’s EMBASSY(R) security software for managing hardware-based data protection and authentication is available worldwide through Ingram Micro. (October 2011)

•                  Wave Launches Endpoint Monitor, the first solution to utilize a Trusted Platform Module (TPM) to detect and mitigate malware and other Advanced Persistent Threats (APTs) lurking in host systems and accessing confidential data. Wave Endpoint Monitor ferrets out APTs by scanning a system’s environment, before the operating system loads, to identify the possible presence of malware. (September 2011)

•                  Wave completes the acquisition of Safend Ltd., a leading provider of endpoint data loss protection (DLP) solutions, headquartered in Tel Aviv, Israel. Safend’s award-winning suite of DLP, port control and removable media encryption software strengthens Wave’s existing portfolio of data encryption and device authentication solutions. The acquisition expands Wave’s geographic footprint and creates strong cross-selling opportunities by offering customers a cohesive security solution across the data lifecycle.  (September 2011)

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Wave Systems Corp.	Jaffoni & Collins – Investor Relations
Gerard T. Feeney, CFO	David Collins, Jennifer Neuman
413-243-1600	212-835-8500
wavx@jcir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net revenues:
Licensing	$9,259,722	$6,500,135	$24,617,967	$18,395,610
Services	274,416	195,317	486,533	617,943
Total net revenues	9,534,138	6,695,452	25,104,500	19,013,553

Operating expenses:
Licensing	459,002	371,349	1,139,943	865,887
Services	28,122	117,855	102,169	434,118
Selling, general, and administrative	7,021,658	4,265,230	19,304,601	12,930,865
Research and development	3,869,833	3,115,615	10,717,346	7,679,614
Total operating expenses	11,378,615	7,870,049	31,264,059	21,910,484
Operating loss	(1,844,477)	(1,174,597)	(6,159,559)	(2,896,931)
Other income (expense):
Currency translation gain	—	—	231,368	—
Net interest expense	(1,074)	(3,875)	(3,128)	(12,591)
Total other income (expense)	(1,074)	(3,875)	228,240	(12,591)
Net loss	$(1,845,551)	$(1,178,472)	$(5,931,319)	$(2,909,522)

Loss per common share — basic and diluted	$(0.02)	$(0.01)	$(0.07)	$(0.04)

Weighted average number of common shares outstanding during the period	83,680,753	80,944,014	82,929,284	79,491,589

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Nine months ended		Three months ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011
Total net revenues	$9,534,138	$6,695,452	$25,104,500	$19,013,553	$8,094,126
Increase (decrease) in deferred revenue	(3,182,659)	(532,724)	(3,823,218)	(894,562)	1,258,300

Total billings (Non-GAAP)	$6,351,479	$6,162,728	$21,281,282	$18,118,991	$9,352,426

Net loss as reported	$(1,845,551)	$(1,178,472)	$(5,931,319)	$(2,909,522)	$(1,828,081)
Net interest expense	1,074	3,875	3,128	12,591	753
Income tax (benefit) expense	—	—	—	—	—
Depreciation and amortization	177,933	156,361	438,794	347,502	137,053
Stock-based compensation expense	1,355,100	722,521	3,938,605	2,082,413	1,389,622

EBITDAS (Non-GAAP)	$(311,444)	$(295,715)	$(1,550,792)	$(467,016)	$(300,653)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$6,891,408	$3,595,076
Restricted cash	19,550	—
Accounts receivable, net of allowance for doubtful accounts of $-0- September 30, 2011 and December 31, 2010	4,542,665	11,594,549
Prepaid expenses and other current assets	1,452,639	319,209
Total current assets	12,906,262	15,508,834
Property and equipment, net	983,259	507,247
Amortizable intangible assets, net	9,572,901	953,333
Goodwill	3,810,154	—
Other assets	263,985	114,469
Total Assets	27,536,561	17,083,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	5,656,925	4,399,579
Current portion of capital lease payable	70,711	66,770
Deferred revenue	5,835,526	8,454,029
Total current liabilities	11,563,162	12,920,378
Long-term portion of capital lease payable	63,197	116,734
Other long-term liabilities	83,314	—
Long-term deferred revenue	1,525,501	1,350,000
Total liabilities	13,235,174	14,387,112

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 88,403,638 shares issued and outstanding in 2011 and 81,331,737 in 2010	884,036	813,317
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2011 and 2010	355	355
Capital in excess of par value	371,506,894	354,042,031
Accumulated other comprehensive income	353	—
Accumulated deficit	(358,090,251)	(352,158,932)
Total Stockholders’ Equity	14,301,387	2,696,771
Total Liabilities and Stockholders’ Equity	$27,536,561	$17,083,883

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